Exhibit 99.1

ITW Reports Third Quarter 2015 Financial Results

•	EPS of $1.39, up 9 percent; up 18 percent excluding $(0.12) of currency headwinds

•	Record operating margin of 22.7 percent, up 180 basis points; Enterprise Initiatives contribute 110 basis points

•	Strong free cash flow conversion at 126 percent of net income

•	Record after-tax return on invested capital of 21.5 percent

GLENVIEW, Ill., October 21, 2015 (GLOBE NEWSWIRE) -- Illinois Tool Works Inc. (NYSE: ITW) today reported third quarter 2015 diluted earnings per share (EPS) from continuing operations of $1.39, a 9 percent increase compared to the year-ago period. Organic revenue was down 1.7 percent in the quarter as continued solid organic growth performance in Automotive OEM, Food Equipment and Construction Products was offset by deteriorating end market trends in Welding and Test & Measurement and Electronics. In addition, the company’s ongoing Product Line Simplification (PLS) activities reduced organic growth by 1 percentage-point.

"ITW delivered another strong quarter of margin expansion and earnings per share growth," said E. Scott Santi, chairman and chief executive officer. "In the quarter, ITW set new all-time records for operating margin and after-tax return on invested capital and grew EPS by 9 percent. In addition, free cash flow conversion was very strong at 126 percent. Due to ITW’s unique business model and proven track record of operational execution, the company is well positioned to continue to deliver differentiated performance in both the current environment and over the long-term.”

Third quarter 2015 enterprise highlights*

•	EPS increased 9 percent to $1.39. Excluding $(0.12) impact from foreign currency headwinds, EPS would have been up 18 percent.

•	Operating margin increased 180 basis points to a record of 22.7 percent as Enterprise Initiatives contribute 110 basis points.

•	Free cash flow was $644 million, 126 percent of net income.

•	After-tax return on invested capital improved 140 basis points to a record of 21.5 percent.

•	Total revenues of $3.4 billion were down 9 percent primarily due to the impact of foreign currency translation.

Third quarter 2015 segment performance*

•
Automotive OEM organic revenue growth of 5 percent outpaced flat worldwide auto builds. Organic revenue increased 12 percent in Europe, 5 percent in North America and declined 5 percent in China. Operating margin of 25.4 percent was up 200 basis points.

•
Construction Products organic revenue increased 4 percent driven by 7 percent growth in North America and 5 percent growth in Asia Pacific. Record operating margin of 23.1 percent was up 420 basis points.

•	Food Equipment organic revenue increased 3 percent due to 6 percent growth in North America. Record operating margin of 26.3 percent was an increase of 320 basis points.

•
Facing challenging year-over-year comparisons and significant end market weakness, organic revenue in Welding and Test & Measurement and Electronics declined by 10 percent and 11 percent, respectively.

Guidance
The company is reducing its 2015 full-year EPS guidance by $0.05 or 1 percent at the midpoint to reflect current demand levels. The updated EPS range of $5.05 to $5.15 is a year-over-year increase of 9 percent at the midpoint. Excluding the negative currency impact, full-year EPS would be up 18 percent at the midpoint. Organic revenue for the year is projected to be down 1 percent to flat, which includes the expected 1-percentage point of impact from PLS. Operating margin is projected to exceed 21 percent, an increase of more than 100 basis points year-over-year. For the fourth quarter 2015, the company is expecting EPS to be in a range of $1.15 to $1.25 and operating margin to be approximately 21 percent. Fourth quarter organic revenue is forecast to be down 1 to 2 percent, in line with current demand levels.

*All comparisons are to the prior year period.

Forward-looking statement
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding organic and total revenue growth, impact of foreign currency translation, operating margins and diluted income per share from continuing operations. These statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-K for 2014 and Form 10-Q for the second quarter of 2015. The attached tables include a calculation of ROIC, a non-GAAP measure.

About ITW
ITW (NYSE: ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenues totaling $14.5 billion in 2014. The Company’s seven industry-leading businesses leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW has nearly 50,000 dedicated colleagues in operations around the world who thrive in the company’s unique decentralized and entrepreneurial culture. To learn more about the company and the ITW Business Model, visit www.itw.com.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
In millions except per share amounts	September 30,		September 30,
	2015	2014	2015	2014
Operating Revenues	$3,354	$3,692	$10,130	$10,980
Cost of revenues	1,953	2,182	5,947	6,559
Selling, administrative, and research and development expenses	581	675	1,819	2,034
Amortization of intangible assets	57	60	174	182
Impairment of goodwill and other intangible assets	2	3	2	3
Operating Income	761	772	2,188	2,202
Interest expense	(59)	(68)	(168)	(196)
Other income (expense)	23	20	65	36
Income from Continuing Operations Before Income Taxes	725	724	2,085	2,042
Income Taxes	214	217	636	613
Income from Continuing Operations	511	507	1,449	1,429
Income from Discontinued Operations	—	24	—	1,067
Net Income	$511	$531	$1,449	$2,496

Income Per Share from Continuing Operations:
Basic	$1.40	$1.29	$3.92	$3.51
Diluted	$1.39	$1.28	$3.90	$3.49
Income Per Share from Discontinued Operations:
Basic	$—	$0.06	$—	$2.62
Diluted	$—	$0.06	$—	$2.60
Net Income Per Share:
Basic	$1.40	$1.35	$3.92	$6.14
Diluted	$1.39	$1.34	$3.90	$6.09

Shares of Common Stock Outstanding During the Period:
Average	365.1	394.0	369.3	406.8
Average assuming dilution	367.1	396.8	371.6	409.7

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	September 30, 2015	December 31, 2014
Assets
Current Assets:
Cash and equivalents	$3,001	$3,990
Trade receivables	2,339	2,293
Inventories	1,153	1,180
Deferred income taxes	189	212
Prepaid expenses and other current assets	287	401
Total current assets	6,969	8,076

Net plant and equipment	1,601	1,686
Goodwill	4,470	4,667
Intangible assets	1,618	1,799
Deferred income taxes	286	301
Other assets	1,160	1,149
	$16,104	$17,678
Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$812	$1,476
Accounts payable	498	512
Accrued expenses	1,137	1,287
Cash dividends payable	200	186
Income taxes payable	71	64
Deferred income taxes	6	8
Total current liabilities	2,724	3,533

Noncurrent Liabilities:
Long-term debt	7,000	5,981
Deferred income taxes	342	338
Other liabilities	948	1,002
Total noncurrent liabilities	8,290	7,321

Stockholders’ Equity:
Common stock	6	6
Additional paid-in-capital	1,124	1,096
Income reinvested in the business	18,066	17,173
Common stock held in treasury	(12,740)	(10,798)
Accumulated other comprehensive income	(1,370)	(658)
Noncontrolling interest	4	5
Total stockholders’ equity	5,090	6,824
	$16,104	$17,678

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

ADJUSTED RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended		Nine Months Ended
Dollars in millions	September 30,		September 30,
	2015	2014	2015	2014
Operating income	$761	$772	$2,188	$2,202
Tax rate	29.6%	30.0%	30.5%	30.0%
Income taxes	(225)	(232)	(668)	(661)
Operating income after taxes	$536	$540	$1,520	$1,541

Invested capital:
Trade receivables	$2,339	$2,519	$2,339	$2,519
Inventories	1,153	1,265	1,153	1,265
Net plant and equipment	1,601	1,693	1,601	1,693
Goodwill and intangible assets	6,088	6,596	6,088	6,596
Accounts payable and accrued expenses	(1,635)	(1,901)	(1,635)	(1,901)
Other, net	355	339	355	339
Total invested capital	$9,901	$10,511	$9,901	$10,511

Average invested capital	$10,080	$10,432	$10,079	$11,489
Adjustment for Wilsonart (formerly the Decorative Surfaces segment)	(121)	(155)	(126)	(158)
Adjustment for Industrial Packaging	—	461	—	(529)
Adjusted average invested capital	$9,959	$10,738	$9,953	$10,802
Annualized adjusted return on average invested capital	21.5%	20.1%	20.4%	19.0%

FREE CASH FLOW (UNAUDITED)

In millions	Three Months Ended
September 30, 2015
Net income	$511

Net cash provided by operating activities	$706
Less: Additions to plant and equipment	(62)
Free cash flow	$644

Free cash flow conversion	126%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

For the Three Months Ended September 30, 2015				% F(U) vs. prior year
Dollars in millions	Total Revenue	Operating Income	Operating Margin	Total Revenue	Organic Revenue	Operating Margin
Automotive OEM	$612	$156	25.4%	(3.0)%	5.2%	2.0%
Test & Measurement and Electronics	490	82	16.6%	(16.4)%	(11.3)%	(2.1)%
Food Equipment	551	144	26.3%	(4.2)%	3.1%	3.2%
Polymers & Fluids	423	80	19.0%	(13.6)%	(3.0)%	(1.2)%
Welding	396	98	24.8%	(13.7)%	(10.3)%	(1.4)%
Construction Products	409	94	23.1%	(8.1)%	3.7%	4.2%
Specialty Products	479	115	24.0%	(6.5)%	(0.1)%	2.7%
Intersegment	(6)	—	—%	—%	—%	—%
Total Segments	3,354	769	22.9%	(9.2)%	(1.7)%	1.2%
Unallocated	—	(8)	—%	—%	—%	—%
Total Company	$3,354	$761	22.7%	(9.2)%	(1.7)%	1.8%

For the Nine Months Ended September 30, 2015				% F(U) vs. prior year
Dollars in millions	Total Revenue	Operating Income	Operating Margin	Total Revenue	Organic Revenue	Operating Margin
Automotive OEM	$1,914	$478	25.0%	(2.8)%	6.0%	1.5%
Test & Measurement and Electronics	1,469	232	15.8%	(11.6)%	(5.9)%	0.3%
Food Equipment	1,564	370	23.7%	(3.7)%	3.7%	3.2%
Polymers & Fluids	1,310	262	20.0%	(11.2)%	(1.7)%	1.2%
Welding	1,255	326	26.0%	(9.9)%	(6.5)%	(0.1)%
Construction Products	1,209	241	19.9%	(7.4)%	4.0%	2.5%
Specialty Products	1,427	334	23.4%	(9.2)%	(3.1)%	1.2%
Intersegment	(18)	—	—%	—%	—%	—%
Total Segments	10,130	2,243	22.1%	(7.7)%	(0.3)%	1.4%
Unallocated	—	(55)	—%	—%	—%	—%
Total Company	$10,130	$2,188	21.6%	(7.7)%	(0.3)%	1.5%